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                                                                   Exhibit 10.1


               DESCRIPTION OF AMENDMENT TO EMPLOYMENT AGREEMENT
                           OF A.R. "PETE" CARPENTER
                           DATED AS OF JUNE 30, 1999


In connection with the retirement of A.R. "Pete" Carpenter, his Employment Agreement with the Corporation effective June 30, 1999 (the "Agreement") was modified in the following respects:

        1. The 150,000 shares of restricted stock granted to Mr. Carpenter under the Agreement will continue to vest in accordance with the vesting schedule provided in the Agreement, contingent upon Mr. Carpenter retaining the matching block of 150,000 purchased by him in 1999;

        2. For purposed of determining Mr. Carpenter's pension under the Corporation's pension plans, Mr Carpenter will be entitled to the full 36/36ths of the value of the restricted stock.

        3. Mr. Carpenter would be entitled to be indemnified against any loss if the 150,000 shares of Corporation stock pledged as collateral for Mr. Carpenter's stock purchase loan proved inadequate to cover the loan balance due at the time of payment; and

        4. The Corporation reserved the right to accelerate the vesting of the restricted stock in order to reduce or eliminate the Corporation's exposure under the indemnification agreement by liquidating the collateral and prepaying Mr. Carpenter's stock purchase loan.

Subsequent to these modifications taking effect, the Corporation exercised its right to accelerate the vesting of Mr. Carpenter's restricted shares, and applied the proceeds of the sale of the shares to satisfy Mr. Carpenter's stock purchase loan in full, thereby eliminating the Corporation's Contingent indemnity exposure.